EXHIBIT 16

August 11, 2014

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100F Street Northeast

Washington, DC 20549-2000

RE:

The Digital Development Group Corp.

File No. 000-53611

Dear Sir or Madam:

We have read Item 4.01 of the Form 8-K filed by The Digital Development Group Corp. (“the Registrant’) and are in agreement with the statements contained therein as it pertains to our firm. The Registrant has outstanding fees of $19,247 owed to Anton & Chia, LLP.

We have no basis to agree or disagree with any other statements of the Registrant contained in Item 4.01 other than the paragraph above.

Sincerely,

/s/ Anton & Chia, LLP

Anton & Chia, LLP